Exhibit 22

EXECUTIVE OFFICERS AND DIRECTORS

OF

AXA-IM HOLDING U.S. INC.

The names of the Directors and the names and titles of the Executive Officers of AXA-IM Holding U.S. Inc. (“AXA-IM Holding”) and their business addresses and principal occupations are set forth below. If no address is given, the Director’s or Executive Officer’s business address is that of AXA-IM Holding at 100 West Putnam Avenue, Greenwich, CT 06830. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to AXA-IM Holding and each individual is a United States citizen.

Name, Business Address	Present Principal Occupation
* Andrea Rossi (1) Tour Majunga 6, Place de la Pyramide 92800 Puteaux France	Chief Executive Officer, AXA Investment Managers

Marcello Arona (1)	Regional CFO, Americas, AXA Investment Managers and Treasurer

* Joseph Pinto (2) Tour Majunga 6, Place de la Pyramide 92800 Puteaux France	Chief Operating Officer, AXA Investment Managers

*	Director
(1)	Citizen of Italy
(2)	Citizen of the Republic of France